Exhibit 99.1

IRVINE, Calif., Jan. 23, 2012 -- /PRNewswire/ -- ChromaDex Corporation (OTCBB: CDXC), an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries and marketer of BluScience (www.bluscience.com), its recently launched line of dietary supplements, announced today that Jeffrey Himmel has been named CEO. The Company's previous CEO, Frank Jaksch, will immediately assume the position of Chief Scientific Officer and remain on the company's Board of Directors.

In connection with his employment, Mr. Himmel also has agreed to invest $1,000,000 into ChromaDex.

Commenting on the announcement, investor Dr. Phillip Frost, who beneficially owns approximately 19% of ChromaDex, stated, "I am thrilled to see Jeff Himmel join ChromaDex as CEO.  Having personally known Jeff for more than 20 years, I have great respect for both his enormous success in the consumer healthcare products area as well as his incredible drive as a business executive. The timing of bringing Jeff on-board could not be better as ChromaDex is just beginning the national retail launch of its innovative BluScience line of dietary supplements.  I have complete confidence that he is the right person to build ChromaDex into a world-class healthcare company. Moreover, his decision to invest $1 million into the Company clearly demonstrates his enthusiasm for the prospects of the company."

Mr. Himmel commented, "After an exhaustive review of the IP, product pipeline and current positioning of ChromaDex, I believe the critical pieces are in place to build the Company into a very significant enterprise. I am particularly excited about the immediate prospects for both its BluScience line of dietary supplements and its branded patent-pending pterostilbene, pTeroPure. We will support BluScience with consumer advertising and continue to invest in clinical research to substantiate its important health benefits.  In the same way that GOLD BOND became the gold standard in medicated skin care, my vision is for ChromaDex to become the gold standard in healthcare. I look forward to working closely with Frank Jaksch, Bill Spengler and the entire team at ChromaDex."

William Spengler, who will continue as President and COO of ChromaDex, commented "Jeff brings an exceptional track record to ChromaDex and is a renowned figure in the consumer healthcare products area.  Simply put, adding Jeff as CEO is a coup for ChromaDex and its shareholders.  I look forward to working side-by-side with him."

Mr. Himmel, age 58, is the former Chairman of The Himmel Group. Over the past 50 years, spanning two generations, The Himmel Group has built branded consumer products in a range of consumer packaged goods areas including personal health care and nutritional foods, most recently OVALTINE, under license from Novartis Nutrition, until the brand was sold to Nestle in 2007, and GOLD BOND MEDICATED POWDER, a line of medicated skin care products which Himmel built from a small New England brand with sales of $1 million into the market leader in the U.S., when it was then sold to Chattem, Inc. Additional information on The Himmel Group and its brand branding experience are contained on its website at www.himmelgroup.com.

From 1987 to 1990, Mr. Himmel was a managing director of Rothschild Inc., where he worked with the famed investor, Wilbur Ross, as a financial advisor to unsecured creditors and security holders, restructuring troubled companies. From 1983 to 1986, he was Vice Chairman and Executive Vice President of Jeffrey Martin, Inc., an over-the-counter pharmaceutical company founded by his father, Martin Himmel.

Mr. Himmel is a former member of the board of directors of The Wharton School at the University of Pennsylvania Undergraduate Executive Board (1999-2010), and is a member of the board of directors of The Consumer Healthcare Products Association, the industry trade organization for the over-the-counter pharmaceutical and dietary supplements industries, a member of its Finance Committee, and Chairman of its Audit Committee (1991-Present). He received a B.S. in Economics from the Wharton School of Finance and Commerce at the University of Pennsylvania (1975), a Master of Science in Taxation from Bentley College (1978), and is a former member of the American Institute of Certified Public Accountants (AICPA) and New York State Society of Certified Public Accountants.

About The Frost Group:
The Frost Group has invested more than $175 million in companies and technologies since it started in 2006. Dr. Phillip Frost is Chairman of Israel-based Teva Pharmaceuticals; Chairman of Ladenburg Thalmann Financial Services, Inc.; Chairman of OPKO Health, Inc.; and, Chairman of PROLOR Biotech, Inc.

About ChromaDex:
ChromaDex, Inc. is an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, cosmetic and pharmaceutical industries.  The company has an expanding pipeline of new ingredients, including its branded pTeroPure pterostilbene for which it has worldwide, exclusive patent pending rights. The company recently launched its BluScience line of dietary supplements. Capitalizing on the diverse potential applications of the product, ChromaDex is also developing pTeroPure for the skincare and pharmaceutical markets, among others. pTeroPure is currently being studied in a human clinical trial at the University of Mississippi.  For more information about pTeroPure visit www.pteropure.com or call 949-600-9694.

Forward-Looking Statements:
Any statements that are not historical facts contained in this release are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the effect of economic conditions both nationally and internationally, ability to protect our intellectual property rights, impact of any litigation or infringement actions brought against us, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Investor Contact: Liviakis Financial Communications, Inc. John M. Liviakis, President  415-389-4670 John@Liviakis.com

Institutions and Analysts Contact: The Del Mar Consulting Group, Inc. Robert B. Prag, President  858-794-9500 bprag@delmarconsulting.com

ChromaDex / BluScience Contact: Jeffrey Himmel, CEO  949-419-0288 jsh@chromadex.com

SOURCE ChromaDex Corporation